Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-225140, 333-231723, and 333-238799), Form S-3 (Nos. 333-213908, 333-224845, 333-226251, 333-233869, and 333-246333) and Form S-8 (Nos. 333-174819, 333-182578, 333-210833, 333-213248, 333-230741, and 333-237168) of our report dated March 23, 2021, relating to the consolidated financial statements of SELLAS Life Sciences Group, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Moss Adams LLP

San Francisco, California
March 23, 2021